Mission NewEnergy Limited (ACN: 117 065 719) Level 8, 50 St Georges Terrace, Perth, 6000 Western Australia Tel: +61(0)8 – 9218 9111
ONE MISSION : ONE Energy : NewEnergy	Fax: +61(0)8 – 9218 9100

Exhibit 10.7

17 December 2009

Nathan Mahalingam
Group Managing Director
Mission NewEnergy Limited

Dear Nathan,

Extension of Employment Contract and Relocation to Malaysia

Your employment contract with the Company expires on 31 January 2009.

The Company is pleased to advise that it intends to extend the contract for a further period of 3 years commencing 1 January 2009.

As discussed and agreed with the Nomination and Remuneration Committee, you will be relocated to be based in Kuala Lumpur, Malaysia for a period of at least three (3) years effective 1st January 2009. The period may be extended by mutual consent and it is anticipated it will be extended.

During this time you will continue to be the Group Managing Director of the Company and will oversee the Global operations of the Group including those in Malaysia and India.

The extension of your contract is premised upon the same terms and conditions of your Executive Services Agreement (ESA) dated 1st February 2006 except that the following changes to the schedule on page 19 of the ESA as noted here-under will apply to your new term:-

Item 2	Expiration Date

The expiration date will now be 31 December 2011

Item 5	Remuneration

(a)	Salary

The Executive’s salary will be A$290,000, inclusive of Superannuation if payable.

The salary will be paid in the following manner:-

(1)	A$ 50,000 as salary by Mission NewEnergy Limited for services performed in Australia

(2)	A$200,000 as salary for services performed overseas

(3)	A$ 40,000 as Directors’ fee by the company’s Malaysian Subsidiary, Mission Biotechnologies Sdn Bhd for services performed in Malaysia

Please sign and return the duplicate of this letter to signify your acceptance of the above.

Thank You.

Yours faithfully
For MISSION NEWENERGY LIMITED

/s/ Dario Amara
Dario Amara
Chairman

I, Swaminathan Mahalingam, hereby accept the above.

/s/ Swaminathan Mahalingam	Date:	17 December 2009

Deacons

Dated                                          2006

Executive Service Agreement

Parties

Mission Biofuels Pty Ltd
ACN 117 065 719

Swaminathan Mahalingam

Contact

Derek La Ferla
Partner
BankWest Tower, 108 St Georges Terrace, Perth WA 6000
Telephone:	+61 (0)8 9426 3212
Email:	derek.laferla@deacons.com.au
Website:	www.deacons.com.au
Our ref:	2576453

Contents

1.	Definitions	1
2.	Interpretation	3
3.	Initial Period	4
4.	Commencement Date and duration	4
5.	Duties of the Position	4
6.	Place of work	5
7.	Hours of work	5
8.	Covenants of the Executive	5
9.	Remuneration	5
10.	Expenses	6
11.	Period of service and leave	6
12.	Mission Biofuels directions	7
13.	Confidential Information	7
14.	Intellectual property	8
15.	Moral Rights	8
16.	Termination	8
17.	Return of Property of Mission Biofuels	11
18.	Compliance with obligations on Termination	11
19.	Resignation as an officer	11
20.	Non-competition	11
21.	Conflicting obligations	12
22.	Notices	12
23.	General	12

Executive Service Agreement           i

Agreement made                                             2006

Parties	Mission Biofuels Pty Ltd ACN 117 065 719
of care of Deacons, Level 39, BankWest Tower, 108 St Georges
Terrace, Perth, Western Australia
(Mission Biofuels)

Swaminathan Mahalingam
of 21 Turo Close, Willetton, Western Australia
(Executive)

Introduction

A.
Mission Biofuels intends to construct a plant for the production of biodiesel and other chemical products and to carry on the business of the production and sale of biodiesel and other chemical products (Business).

B.	Mission Biofuels wishes to employ the Executive as Managing Director of Mission Biofuels on the terms and conditions set out in this Agreement.

It is agreed

1.	Definitions

1.1	In this Agreement, unless the context requires otherwise:

(1)	Agreement means this Agreement including any Schedule or Annexure to it;

(2)	ASX means the Australian Stock Exchange;

(3)	Board means the board of directors of Mission Biofuels;

(4)	Business means the business described in Introduction A;

(5)	Business Day means a day other than a Saturday or Sunday in which trading banks in Kuala Lumpur, Malaysia or Perth, Western Australia are open to transact business generally;

(6)	Client means any person, firm or body corporate that purchases Mission Biofuels' products, services or both during the Term;

(7)	Commencement Date means the date specified at Item 1 of the Schedule;

(8)	Competing Business means a business whether operated as a company, partnership or sole trader which as a substantial or major part of its business engages in:

(a)	an activity which is the same as, similar to or competitive with any activity engaged in by Mission Biofuels as a substantial or major part of its business during the term of this Agreement; or

(b)	the manufacture or sale of biodiesel or other similar chemical products to those produced by Mission Biofuels;

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(9)
Confidential Information means all information relating to the current or future business interests, methodology or affairs of Mission Biofuels (or any Related Body Corporate) or any person or entity with it deals or is concerned, including, but not limited to:

(a)	financial and business (including technical, marketing and sales and human resources) information, strategies and plans of Mission Biofuels;

(b)	business records, information, notes, products know-how, trade secrets, geological or other data;

(c)	the Remuneration and other benefits provided to the Executive (including any future increases) under this Agreement;

(d)	names and lists of Mission Biofuels' employees, Clients, prospective Clients and suppliers;

(e)	trade secrets, inventions, patents and novel designs of Mission Biofuels;

(f)	know-how and technology developed or used by Mission Biofuels; and

(g)
documents including software, manuals, diagrams, graphs, charts, projections, specifications, estimates, records, concepts, discoveries, ideas, designs, formulae, processes, documents, accounts, plans, drawings, methods, techniques, price lists, customer lists, enquiry lists, market research information, correspondence, letters and papers of every description including all copies of or extracts from such information relating to its affairs or business, reasonably regarded as confidential, being information not in the public domain or known to competitors of Mission Biofuels other than information in the public domain or known to competitors as a result of a breach of confidentiality by the Executive or any other person;

(10)	Duties means the duties set out in Item 3 of the Schedule;

(11)	Expiration Date means the date specified in Item 2 of the Schedule;

(12)	Group means Mission Biofuels and each of its Related Bodies Corporate;

(13)	Initial Period means the period between the Commencement Date and the date that the shares of Mission Biofuels are admitted to the official list of the ASX;

(14)	Listing Rules means the listing rules of the ASX;

(15)	Moral Rights has the same meaning as that term has in Part IX of the Copyright Act 1968 (Cth);

(16)	Position means the position of Managing Director of Mission Biofuels;

(17)
Property Belonging to Mission Biofuels means any property of any kind which is owned by Mission Biofuels or any Related Body Corporate or to the possession of which Mission Biofuels or any Related Body Corporate is legally entitled, including without limitation all documents in whatever form, including copies of such documents, mobile phones, motor vehicles, computers, keys, identity cards or passes and credit cards;

(18)	Prospectus means the prospectus of Mission Biofuels issued for the purposes of Mission Biofuel's initial public offering and admission to the official list of ASX;

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(19)	Related Body Corporate means any related body corporate of Mission Biofuels:

(a)	under the meaning ascribed to it by the Corporations Act 2001 (Cth); and

(b)	under the equivalent provisions of the Malaysian Companies Act 1965 (Malaysia),

and, without limiting the above, includes Mission Biotechnologies Sdn. Bhd. (company number 704610-X);

(20)	Remuneration means:

(a)	for the Initial Period, the Salary and Superannuation set out in Item 4 of the Schedule; and

(b)	after the completion of the Initial Period, the Salary and Superannuation set out in Item 5 of the Schedule;

(21)	Restraint Area means:

(a)	South East Asia; and

(b)	Malaysia;

(22)	Restraint Period means a period of:

(a)	3 years commencing on the Termination Date; and

(b)	1 year commencing on the Termination Date;

(23)	Salary means:

(a)	for the Initial Period, the cash salary component of the Remuneration as set out in Item 4(a) of the Schedule; and

(b)	after the completion of the Initial Period, the cash salary component of the Remuneration as set out in Item 5(a) of the Schedule;

(24)	South East Asia means Australia, Burma, Cambodia, Indonesia, Laos, Malaysia, Papua New Guinea, Philippines, Singapore, Thailand, Vietnam and India;

(25)	Term means the period from the Commencement Date until the Expiration Date;

(26)	Termination Date means the date on which the Executive's employment with Mission Biofuels ceases for whatever reason; and

(27)	Works means all programs, programming, literary, dramatic, musical and artistic work within the meaning of the Copyright Act 1968 (Cth).

2.	Interpretation

2.1	In this Agreement, unless the context requires:

(1)	headings and subheadings are for convenience only and do not affect interpretation;

(2)	the Schedule forms part of this Agreement;

(3)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

Executive Service Agreement           3

(4)	an expression denoting a person includes a corporation and any other entity and any association or body, whether having separate legal existence or not;

(5)
a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any statutory instrument issued under, that legislation or legislative provision;

(6)	a reference to dollar amounts is a reference to Australian currency unless otherwise specified;

(7)	the singular includes the plural and vice versa; and

(8)	a word denoting a gender includes the other gender.

3.	Initial Period

3.1	During the Initial Period, the Executive will be paid the Remuneration specified in Item 4 of the Schedule.

3.2	During the Initial Period the Executive's employment may be terminated:

(1)	by either party giving 1 month's notice or by Mission Biofuels paying the Executive an amount equal to the Salary in lieu of notice for that period; or

(2)	by Mission Biofuels in accordance with clause 16 of this Agreement

4.	Commencement Date and duration

4.1
The Executive's employment with Mission Biofuels under the terms of this Agreement commences on the Commencement Date and ceases on the Expiration Date, unless terminated earlier in accordance with clause 16.

4.2
The Executive was appointed as a director of Mission Biofuels on 17 November 2005.  The Executive may also be appointed a director of any Related Body Corporate of Mission Biofuels as determined by the Board, on or after the Commencement Date.  The Executive is not entitled to receive any additional remuneration for any such role.

5.	Duties of the Position

5.1	The Executive will perform the Duties and such other duties, which may be required by Mission Biofuels from time to time.

5.2
Mission Biofuels may direct the Executive to perform the Duties, and such other duties as determined by Mission Biofuels from time to time, for any Related Body Corporate of Mission Biofuels.  Regardless of any such direction, the remaining terms and conditions of this Agreement will continue to apply, unless otherwise agreed in writing.

5.3
The parties acknowledge that the Position, the Duties, role and levels of responsibility may be varied from time to time and the parties agree that regardless of any such variations the remaining terms and conditions of this Agreement will continue to apply, unless otherwise agreed in writing.

5.4	The Executive must comply with any policies, procedures and practices of Mission Biofuels as they exist from time-to-time and the Executive acknowledges that:

(1)	Mission Biofuels may vary any policies and procedures; and

Executive Service Agreement           4

(2)
to the extent that any such policies and procedures apply to Mission Biofuels, these policies and procedures are guidelines only and do not form terms of this Agreement or contractual conditions upon which the Executive can rely.

6.	Place of work

6.1
The Executive will be required to work at the premises of Mission Biofuels in Perth, Western Australia and in Kuala Lumpur, Malaysia or such locations as Mission Biofuels may reasonably require from time to time.

6.2
The Executive must undertake such travel in the course of performing the Duties, as Mission Biofuels reasonably requires from time to time as directed by Mission Biofuels.  The Executive will be reimbursed for expenses incurred in such travel in accordance with clause 10.

7.	Hours of work

7.1	The Executive's normal working hours will be the operating hours of the Business up to a maximum of 38 ordinary hours per week.

7.2
The Executive may be required to work additional hours to those specified in clause 7.1.  The Remuneration has been set at a level to take into account the Duties and the hours required to perform them properly, up to a maximum average of 60 hours per week, averaged over each 12 month period of the Term.

7.3	The Executive is not entitled to any additional benefits, monetary or otherwise, for any hours the Executive works in accordance with clauses 7.1 and 7.2.

7.4	Mission Biofuels may, in its discretion, vary the hours of work from time to time.

7.5	Subject to clause 7.2, the Executive will not be required to work on gazetted public holidays in Western Australia;

8.	Covenants of the Executive

8.1	The Executive covenants with Mission Biofuels that he will:

(1)	assume and exercise the powers and carry out the Duties appropriate to the Position and as shall from time to time be assigned to him by the Board;

(2)	promote, develop and extend the Business and do all things within his power to enhance and extend the prosperity, business and reputation of Mission Biofuels;

(3)	show the utmost good faith in relation to the Business and Mission Biofuels;

(4)	obey all reasonable and lawful directions of the Board;

(5)	comply with all relevant legislation including the Listing Rules and the Corporations Act 2001 (Cth);

(6)	carry out the Duties to the best of his skill and ability and in any event to a professional and competent standard; and

(7)	participate in any performance assessment process as required by the Board.

9.	Remuneration

9.1	In consideration for the Executive carrying out the Duties, Mission Biofuels will pay or provide (as the case may be) to the Executive the Remuneration specified in Item 5 of the Schedule.

Executive Service Agreement           5

9.2	Subject to Mission Biofuels' prior approval, the Salary may be taken as a combination of:

(1)	cash salary;

(2)	benefits granted to the Executive pursuant to clause 9.5; and

(3)	any additional superannuation contributions the Executive chooses to make (subject to any age-based limits).

9.3	Mission Biofuels will pay the Executive 1/12th of the Remuneration less tax each month in arrears:

(1)	in respect of the cash salary component of the Salary net of tax, by direct deposit into a bank account nominated by the Executive;

(2)	in respect of other components of the Salary, in accordance with the polices of Mission Biofuels; and

(3)	in respect of the superannuation component of the Remuneration, by direct deposit to the superannuation fund nominated by the Executive.

9.4
Mission Biofuels will review the Remuneration annually on or before 13 February each year (Annual Salary Review).  The first Annual Salary Review will take place on or around 13 February 2007.  In undertaking the Annual Salary Review Mission Biofuels may take into account all circumstances that it considers relevant, including but not limited to the performance of the Executive, the performance of Mission Biofuels, the prevailing economic conditions and Mission Biofuels' business requirements and capacity to pay.  Changes will be made to the Remuneration at Mission Biofuels' absolute discretion.

9.5
The Executive may make a written request, during the Term, to salary sacrifice a component of the Remuneration.  Mission Biofuels will agree to any reasonable salary sacrifice request proposed by the Executive.  The cost of any fringe benefits tax applicable is included in the Remuneration.

10.	Expenses

10.1
Subject to this clause, Mission Biofuels will reimburse the Executive, in accordance with Mission Biofuels' expense reimbursement policy, as it exists from time to time or otherwise as agreed, for all reasonable out-of-pocket expenses properly incurred by the Executive in carrying out the Duties.

10.2
Without limiting clause 10.1, Mission Biofuels will reimburse the Executive for all accommodation and expenses incurred by the Executive in undertaking travel on behalf of Mission Biofuels or any Related Body Corporate of Mission Biofuels, in accordance with clause 6.2.

10.3
The Executive must provide satisfactory proof to Mission Biofuels of expenditure incurred in accordance with clause 10.1 if requested by Mission Biofuels according to Mission Biofuels' policy from time to time.

11.	Period of service and leave

11.1	Personal leave

(1)	The Executive is entitled to 10 days paid personal leave per annum. The Executive may take personal leave in accordance with Mission Biofuels' personal leave policy, as it exists from time to time.

Executive Service Agreement           6

(2)	Personal leave accrues on a pro-rata basis and unused personal leave accumulates from year to year.

(3)	Untaken personal leave will not be paid out upon the termination of the Executive's employment.

11.2	Annual leave

(1)	The Executive is entitled to annual leave of 20 working days per annum. Annual leave will be taken at a time or times agreed with Mission Biofuels.

(2)	In the absence of agreement, annual leave will be taken at a time or times directed by Mission Biofuels on expiry of at least 2 weeks written notice.

(3)	The Executive will not be entitled to annual leave loading.

(4)	Accrued but untaken annual leave will be paid out upon the termination of the Executive's employment.

12.	Mission Biofuels directions

12.1	Without limiting the directions that Mission Biofuels may lawfully give to the Executive, Mission Biofuels may at any time direct the Executive without loss of Salary to:

(1)	not attend Mission Biofuels' premises or premises at which any part of the Business is conducted;

(2)	not perform all or part of the Duties;

(3)	cease all contact and/or communication with clients, customers, suppliers, employees or contractors of Mission Biofuels, or certain of them; and

(4)	not use the Property of Mission Biofuels.

13.	Confidential Information

13.1	The Executive must during the employment and after termination of the employment for any reason:

(1)	take all precautions necessary to prevent disclosure of any of the Confidential Information;

(2)
not use or attempt to use any of the Confidential Information in any manner which may injure or cause loss either directly or indirectly to Mission Biofuels or any Related Body Corporate or which may be likely to do so;

(3)	not disclose any Confidential Information to any person other than as directed by Mission Biofuels;

(4)	not use any Confidential Information for the Executive's own benefit or the benefit of any other person; and

(5)	use the Confidential Information solely in accordance with this Agreement.

13.2	This clause does not apply to any Confidential Information that:

(1)	is publicly available at the Commencement Date;

(2)	becomes publicly available during the Executive's employment or after the termination of the Executive's employment without breach of this Agreement by the Executive;

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(3)	was already in the Executive's possession (as evidenced by written records) at the Commencement Date; or

(4)	the Executive is obliged by law to disclose.

13.3
If the Executive is obliged by law to disclose any Confidential Information the Executive must immediately notify Mission Biofuels of the actual or anticipated requirement and use all lawful means to delay and withhold disclosure until Mission Biofuels has had a reasonable opportunity to oppose disclosure by lawful means.

14.	Intellectual property

14.1	The Executive assigns to Mission Biofuels all existing and future rights or interests in:

(1)
all inventions, discoveries, novel designs, whether or not registrable as designs under the Design Act 1906 (Cth), as patents under the Patents Act 1980 (Cth) and trade marks under the Trade Mark Act 1995 (Cth), and

(2)	the entire copyright in all Works,

created by the Executive, either solely or jointly with others, during the Term.

14.2
The Executive agrees to provide all information relevant to such rights or interests to Mission Biofuels and to take whatever steps are necessary, during and after his employment with Mission Biofuels ceases for any reason to enable Mission Biofuels to secure ownership of the rights in the Intellectual Property referred to in clause 14.1.  Mission Biofuels will reimburse the Executive for reasonable costs incurred by the Executive in complying with this obligation after his employment with Mission Biofuels ceases.

15.	Moral Rights

15.1
The Executive consents to Mission Biofuels, its employees, servants, agents, licensees and assigns doing any acts or making any omissions that constitute an infringement of the Executive's Moral Rights in any Works made by the Executive, in the course of the Executive's employment with Mission Biofuels, including:

(1)	not naming the Executive as the author of a Work;

(2)	naming Mission Biofuels or some other person as the author of a Work;

(3)	amending or modifying (whether by changing, adding to or deleting/removing) any part of a Work but only if the Executive is not named as the author of the amended or modified Work,

whether any such acts or omissions occur before, on or after the date of this Agreement.

15.2
The Executive acknowledges that consent to this clause is genuine, is given without duress of any kind and that the Executive has been given the opportunity to seek legal advice on the effect of this clause.

16.	Termination

16.1	Termination for cause

(1)	At any time during the Term, Mission Biofuels may terminate the Executive's employment immediately without notice and without payment in lieu of notice if the Executive:

Executive Service Agreement           8

(a)	is guilty of, charged with or under investigation for, any criminal or indictable offence or commits any act of dishonesty in relation to the affairs of Mission Biofuels;

(b)	is disqualified from holding office under the Corporations Act 2001 (Cth);

(c)	is under investigation in relation to any offence under the Corporations Act 2001 (Cth);

(d)
has breached any law relating to the performance of the Executive's duties under this Agreement including without limitation any law relating to discrimination, harassment or equal opportunity in an employment context;

(e)	commits any serious breach of faith, or act of serious neglect or default or wilful disregard of directions or serious professional misconduct or gross misconduct or wilful disobedience;

(f)
is in serious and fundamental breach of this Agreement and such breach cannot be remedied or it can be remedied but, after being directed in writing by Mission Biofuels to remedy the breach, the Executive fails to do so within 14 days after the giving of the direction; or

(g)
performs any act or is guilty of any omission, whether or not in the course of performing the Duties, the likely result of which is that Mission Biofuels, a Related Body Corporate or the Business or a material part of the Business will be brought into disrepute.

(2)
At any time, the Executive may terminate the Executive's employment immediately without notice if Mission Biofuels fails to pay the Remuneration due to the Executive pursuant to clause 9 within 30 days of it becoming payable.

16.2	Termination by notice by Mission Biofuels

(1)
Mission Biofuels may terminate the Executive's employment and this Agreement at any time during the Term by giving the Executive 2 months' written notice and a payment to the Executive equivalent to 12 months' of the Salary.

(2)
Instead of giving the notice under clause 16.2(1), Mission Biofuels may terminate the Executive's employment by paying Salary instead of the notice or a combination of notice and payment of Salary instead of the notice period under clause 16.2(1).

(3)
If the Executive's employment is terminated under this clause 16.2, the Executive has no claim against Mission Biofuels for compensation or damages in respect of the termination other than the amounts prescribed by this clause 16.2.

16.3	Termination by notice by the Executive

The Executive may resign from his employment by giving Mission Biofuels 2 months' written notice.

16.4	Termination by the effluxion of time

(1)	Notwithstanding clauses 16.1, 16.2 or 16.3 of this Agreement, the Executive's employment with Mission Biofuels will terminate at close of business on the Expiration Date by the effluxion of time.

(2)
If this Agreement, and the Executive's employment with Mission Biofuels, terminate due to the effluxion of time then the Executive is not entitled to notice, payment in lieu of notice or any other payment in lieu of any other amount, except payment in lieu of any accrued but untaken entitlements in accordance with clause 13.2.

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16.5	Material change in terms and conditions

(1)
If there is a material adverse change in the Executive's position, remuneration, benefits, responsibilities or Duties (as set out in the job description or as otherwise agreed), including, but not limited to, a material adverse change in the Executive's direct reporting line or reporting structure (Substantive Change Event), as a result of which the Executive's employment is terminated, the Executive will be entitled to payment of an amount equivalent to the Salary to the end of the Term or the Salary payable for a period of 12 months (whichever is the lesser) (Substantive Change Severance Pay).

(2)	In consideration of the Substantive Change Severance Pay, the Executive will execute the Deed of Release described in clause 16.6.

(3)
The Executive will receive the Substantive Change Severance Pay in lump sum form, or as otherwise agreed between the parties, subject to any deductions for withholding any applicable employment taxes within 2 Business Days of signing the Deed of Release.

(4)	The Substantive Change Severance Pay includes any performance based bonuses or an entitlement that may be due and owing at the completion of the Transition Period.

(5)
The Executive may elect to receive the Substantive Change Severance Pay in a packaged form as agreed with Mission Biofuels.  If the Substantive Change Severance Pay is packaged, Mission Biofuels will continue to be responsible for any and all taxes and government and regulatory charges and superannuation which would normally be paid by an employer in respect of payment of such Substantive Change Severance Pay to an employee.

(6)	Transition Period

If the employment of the Executive terminates following a Substantive Change Event, if requested in writing by Mission Biofuels, the Executive may agree to remain in employment to perform a handover of his duties for a period of up to 6 months (or longer if Mission Biofuels and the Executive agree) (Transition Period) on the following terms:

(a)	the Executive will continue to be paid the Remuneration during the Transition Period;

(b)	the Executive will be entitled to the Substantive Change Severance Pay upon completion of the Transition Period;

(c)
any bonuses or entitlements which would normally accrue to the Executive on an annual basis will accrue during the Transition Period and will become due and payable on the expiry of the Transition Period;

(d)
during the Transition Period, Mission Biofuels will continue to be responsible for any and all taxes and government and regulatory charges and superannuation which would normally be paid by an employer in respect of payment of such Remuneration to an employee;

(e)
upon completion of the Transition Period and on execution of the Deed of Release in clause 16.6, the Executive will receive the Substantive Change Severance Pay in lump sum form or as agreed between the parties, subject to deductions for applicable taxation; and

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(f)	the Substantive Change Severance Pay includes any notice and performance based bonuses that may be due and owing at the completion of the Transition Period.

16.6	Deed of Release

As a condition of receiving the Substantive Change Severance Pay, the Executive will execute in a form acceptable to Mission Biofuels (or its successor) at its complete discretion, a full and complete Deed of Release of any and all claims against Mission Biofuels and its officers, agents, directors, attorneys, insurers, successors in interest and employees, arising from or in any way related to the Executive's employment with Mission Biofuels or the termination thereof.

17.	Return of Property of Mission Biofuels

The Executive must, upon the termination of the Executive's employment or if requested by Mission Biofuels, deliver to Mission Biofuels all Confidential Information and other Property of Mission Biofuels, which is in the possession or custody or under the control of the Executive.

18.	Compliance with obligations on Termination

Termination of the Executive's employment does not relieve the Executive from the Executive's obligations under clauses 13, 14, 15, 17, 19 and 20 of this Agreement.

19.	Resignation as an officer

19.1
On the Termination Date, the Executive is deemed to have automatically resigned from and vacated any office the Executive holds as a director, secretary or public officer of Mission Biofuels or any Related Body Corporate of Mission Biofuels that the Executive held in connection with the Executive's employment with Mission Biofuels.

19.2
The Executive is not entitled to compensation for loss of any such office.  The Executive will take all steps necessary to resign from any such office.  If the Executive fails to do so the Executive irrevocably authorises the Board's nominee to do all things necessary to give effect to the Executive's resignation.

20.	Non-competition

20.1
In consideration of the Remuneration, the Executive must not in the Restraint Area, during the operation of this Agreement and for the Restraint Period, without the written permission of Mission Biofuels either directly or indirectly be engaged or concerned or interested in any Competing Business.

20.2	The Agreement by the Executive in clause 20.1 applies to the Executive acting:

(1)	either alone or in partnership or association with another person; and

(2)	as principal, agent, consultant, adviser, director, officer or employee in a management position.

20.3
This clause does not exclude the Executive from owning marketable securities of a corporation or trust which is listed on a recognised Stock Exchange in Australia, Malaysia or elsewhere provided that the Executive holds not more than 5% of the total marketable securities with a corporation or trust.

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20.4
Clause 20.1 and 20.2 have affect as comprising each of the separate provisions which results from a capacity referred to in clause 20.2 and an area, a period and a category of conduct referred to in clause 20.1.  Each of these separate provisions operates concurrently and independently.

20.5
If any separate provision referred to in clauses 20.1 and 20.2 is unenforceable, illegal or void, that provision is severed and the other provisions remain in force.  The Executive acknowledges that each of those separate provisions is a fair and reasonable restraint of trade.

21.	Conflicting obligations

21.1
The Executive certifies and warrants that the Executive, at the time of signing this Agreement, has no interests or obligations that are inconsistent with or that would prevent, limit or affect the Executive complying with any of the Executive's obligations under this Agreement.

21.2	The Executive agrees to notify Mission Biofuels immediately if any interest or obligation arises which may be inconsistent with the Executive's obligations under this Agreement.

22.	Notices

22.1	Notices to be given by a party must be in writing and:

(1)
in the case of notice to the Executive - must be delivered to the Executive personally or dispatched to the Executive at his location at the time of giving the notice, or, if that location is unknown, at the Executive's residential address as specified at the beginning of this Agreement or such other address notified by him to Mission Biofuels, and

(2)
in the case of notice to Mission Biofuels - must be delivered or addressed to the Board's nominee at the address of Mission Biofuels specified at the beginning of this Agreement or such other address notified to the Executive.

23.	General

23.1	No waiver

The failure, delay, relaxation or indulgence on the part of a party in exercising any power or right conferred upon that party by this Agreement does not operate as a waiver of that power or right, nor does any single exercise of a power or right preclude any other or further exercise of any other power or right under this Agreement.

23.2	Governing law and jurisdiction

This Agreement is to be governed by and construed in accordance with the laws of Western Australia and the parties agree to submit to the jurisdiction of the courts of that jurisdiction.

23.3	Entire understanding

(1)	Subject to its terms, this Agreement:

(a)	contains the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement, and

(b)	supersedes and merges any prior agreement or understanding on anything connected with that subject matter.

(2)	Each party has entered into this Agreement without relying on any representation by any other party or person purporting to represent that party.

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23.4	Acknowledgment

The Executive acknowledges that the Executive entered into this Agreement without duress after having had the opportunity to take independent expert advice on its terms and their effect.

23.5	Variation

An amendment or variation to this Agreement is not effective unless it is in writing and signed by both parties.

23.6	Severability

If anything in this Agreement is unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force.

23.7	Stamp duty, costs and expenses

(1)	Mission Biofuels is responsible for any stamp duty payable on this agreement.

(2)	All of the Executive's costs and expenses (including legal costs and expenses) in negotiation, preparation and execution of this agreement must be paid by Mission Biofuels.

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Executed as an Agreement.

Executed by Mission Biofuels Pty
Ltd ACN 117 065 719 in accordance
with section 127 of the Corporations
Act 2001:

/s/ Arvind Bansal	/s/ Dato Mohamed Zain B. Mohamed Yusuf
Director/company secretary	Director

Arvind Bansal	Dato Mohamed Zain B. Mohamed Yusuf
Name of director/company secretary	Name of director
(BLOCK LETTERS)	(BLOCK LETTERS)

Signed by Swaminathan Mahalingam in the presence of:

/s/ Shikha Dutt	/s/ Swaminathan Mahalingam
Signature of witness

Shikha Dutt
Name of witness (BLOCK LETTERS)

Suite 50-4-1, 4th Floor, Wisma Uoa Damansara,
Sou90, Kuala Lumpur, Malaysia
Address of witness

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Schedule

Item 1	Commencement Date

1 February 2006.

Item 2	Expiration Date

3 years after the Commencement Date.

Item 3	Duties

(a)	Specific Duties

The Executive must:

(i)	oversee the day to day operations of the Group;

(ii)	develop and grow the business and client relationships;

(iii)	develop overall business strategy and communications programs for the business;

(iv)	manage profitability and financial aspects of the Group's operations;

(v)	hire and develop staff;

(vi)	generate and develop new business opportunities;

(vii)	have full understanding of client business and challenges within the industry; and

(viii)	implement an active investor relations programme.

(b)	General Duties

The Executive must:

(i)
faithfully and diligently perform the duties assigned to him by the Board or its nominee to the best of the Executive's ability and unless prevented by ill health or other incapacity devote the whole of the Executive's time and attention during normal working hours to the Business;

(ii)	do all that is reasonable to promote, develop and extend the Business;

(iii)	act at all times in Mission Biofuels' best interests;

(iv)	comply with lawful directions given to the Executive by the Board or its nominee;

(v)
use the Executive's best endeavours to comply with all relevant laws and rules, including any charter of values and/or code of conduct of Mission Biofuels as published from time to time, relating to the conduct of the Business including its policies and procedures as notified to the Executive from time to time;

(vi)
perform such other or additional duties and responsibilities which, consistent with the Executive's status and authority, the Board or its nominee reasonably assign to the Executive from time to time; and

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(vii)	work with the Board or its nominee to ensure Mission Biofuels' profitability.

Item 4	Remuneration (during the Initial Period)

(a)	Salary

The Executive's salary is $180,000 per annum, exclusive of Superannuation.

(b)	Superannuation

Superannuation contributions made on the Executive's behalf to a complying superannuation fund of the Executive's choice at the rate required under the Superannuation Guarantee (Administration) Act 1992 (Cth) as calculated on the Salary.

Item 5	Remuneration (after completion of the Initial Period)

(a)	Salary

The Executive's salary is $240,000 per annum, exclusive of Superannuation.

(b)	Superannuation

Superannuation contributions made on the Executive's behalf to a complying superannuation fund of the Executive's choice at the rate required under the Superannuation Guarantee (Administration) Act 1992 (Cth) as calculated on the Salary.

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